Exhibit 21.1

SUBSIDIARIES OF THE COMPANY
AND JURISDICTION OF INCORPORATION OR ORGANIZATION

AirSep Corporation	Delaware
CAIRE Inc.	Delaware
Chart Asia Investment Company Limited	Hong Kong
Chart Asia, Inc.	Delaware
Chart Australia Pty Ltd	Australia
Chart BioMedical (Chengdu) Co., Ltd.	China
Chart Biomedical GmbH	Germany
Chart BioMedical Limited	United Kingdom
Chart Cooler Service Company, Inc.	Delaware
Chart Cryogenic Distribution Equipment (Changzhou) Company Limited*	China
Chart Cryogenic Engineering Systems (Changzhou) Co., Ltd.	China
Chart D&S India Private Limited	India
Chart Energy and Chemicals, Inc.	Delaware
Chart Energy and Chemicals Wuxi Co., Ltd.	China
Chart Ferox, a.s.	Czech Republic
Chart France	France
Chart Germany GmbH	Germany
Chart Inc.	Delaware
Chart Industries (Gibraltar) Limited	Gibraltar
Chart Industries Luxembourg S.à r.l.	Luxembourg
Chart Industries (Malaysia) Sdn Bhd	Malaysia
Chart International Holdings, Inc.	Delaware
Chart International, Inc.	Delaware
Chart Italy S.r.l.	Italy
Chart Japan Co., Ltd.	Japan
Chart Latin America S.A.S.	Colombia
Chart Lifecyle, Inc.	Delaware
Chart S.à r.l & Co. KG	Germany
Flow Instruments & Engineering GmbH	Germany
GOFA Gocher Fahrzeugbau GmbH	Germany
GOFA Grundstücksgesellschaft mbH	Germany
GTC of Clarksville, LLC	Delaware
Hetsco, Inc.	Delaware
Hetsco Holdings, Inc.	Delaware
Nanjing New Metallurgy Electric Engineering Co., Ltd.**	China
P.T. Thermax***	Indonesia
Thermax Cryogenic Heat Exchangers Trading (Shanghai) Co., Ltd.	China
Thermax, Inc.	Massachusetts
Thermax UK Limited	United Kingdom

*50% of equity interests owned indirectly by the Company.
**80% of equity interests owned indirectly by the Company.
***95% of equity interests owned indirectly by the Company.